CONSENT OF INDEPENDENT VERIFICATION FIRM

As the independent verification firm for Penn Capital Management Company, Inc., we hereby consent to reference to the firm-wide verification for the period January 1, 2004 to December 31, 2017 and performance examinations of (1) the Short Duration High Yield composite for the period February 1, 2013 to December 31, 2017, (2) the Micro Cap Equity composite for the period September 1, 2006 to December 31, 2017, (3) the Small Cap Value Equity composite for the period April 1, 2016 to December 31, 2017, and (4) the Senior Floating Rate Loan composite for the period July 1, 2013 to December 31, 2017, issued by ACA Performance Services, LLC, and to related references to our firm, included in or made a part of the Prospectus for the PENN Capital Funds Trust, consisting of the following series funds: Penn Capital Defensive Floating Rate Income Fund, the Penn Capital Short Duration High Income Fund, the Penn Capital Multi-Credit High Income Fund, the Penn Capital Managed Alpha SMID Cap Equity Fund, the Penn Capital Special Situations Small Cap Equity Fund, the Penn Capital Micro Cap Equity Fund, and the Penn Capital Enterprise Value Small Cap Equity Fund.

October 15, 2018

ACA Performance Services, LLC

By: /s/ Matthew G. Steinhilber
Matthew G. Steinhilber
General Counsel